ASSET PURCHASE AGREEMENT

Dated as of November 26, 2007

by and among

Forward Air, Inc.,

Black Hawk Freight Services, Inc.,

and

the Stockholders of Black Hawk Freight Services, Inc.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 26, 2007, is by and among Forward Air, Inc., a corporation duly organized and existing under the laws of State of Tennessee, or an affiliate thereof (the “Buyer”), Black Hawk Freight Services, Inc., a corporation duly organized and existing under the laws of the State of Iowa (the “Seller”), and each of the stockholders of the Seller listed on the signature pages hereto (each, a “Stockholder” and collectively the “Stockholders”).

R E C I T A L S

The Seller is in the business of providing expedited line haul, local cartage, roller bed, pool distribution services and other transportation service offerings, which includes, without limitation, pickup-delivery, freight-forwarding, etc. for customers in the general marketplace (the “Business”).  The Seller desires to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to certain assets of the Seller, as more particularly set forth herein, together with certain obligations and liabilities relating thereto, free and clear of all Liens, other than Permitted Liens.  In furtherance of the consummation of the transactions contemplated by this Agreement, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01.                                Definitions.

Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified in Exhibit A hereto and shall be equally applicable to both the singular and plural forms.  Any agreement referred to in Exhibit A shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions hereof and thereof.

ARTICLE II.

CONSIDERATION

Section 2.01.                                Sale and Delivery of Purchased Assets.

At the Closing and subject to the terms and conditions of this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens other than the Permitted Liens, all of the Seller’s right, title and interest in and to all of the assets, rights, claims, properties and interests that the Seller owns or in which the Seller has any right, title or interest, other than the Excluded Assets (collectively, the “Purchased Assets”) including, without limitation, the following:

(a)           Assumed Contracts and Certain Other Rights of the Seller.  All rights and interests of the Seller in, to and under all contracts, agreements, arrangements, commitments, bids, revenues in excess of billings on uncompleted contracts and any other contract rights (collectively, “Contracts”) of the Seller existing on the Closing Date, including, without limitation, those Contracts specified on Schedule 2.01(a) (the “Assumed Contracts”).

(c)           Prepaid Security Deposits.  All of the Seller’s prepaid security deposits with respect to the leasehold interests in real property only.

(d)           Property and Equipment.  All of the Seller’s equipment and other tangible personal property, whether owned or leased, including, without limitation, the Seller’s revenue equipment, furniture and fixtures, equipment and vehicles and leasehold improvements, including, without limitation, the equipment and other tangible personal property specified on Schedule 4.13 (the “Property and Equipment”).

(e)           Names.  All rights of the Seller to the name “Black Hawk Freight Services,”together with any derivatives thereof and all logos, designs, phrases and other identifications of or relating to such names and the goodwill associated therewith (collectively, the “Names”).

(f)           Records.  All books, records and accounts, correspondence, technical, accounting, manufacturing and procedural manuals, customer lists, mailing lists, employment records, studies, reports or summaries relating to the Business or the Purchased Assets (and including all records relating to tax, accounting and environmental matters), and any confidential information which has been reduced to writing relating to or arising out of the Business or the Purchased Assets (the “Records”); provided that the Seller shall be entitled to retain copies of any of the Records necessary or desirable for Seller's records.

(g)           Intellectual Property. All intellectual property rights of the Seller, including but not limited to (i) inventions, designs, algorithms and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable, and whether or not reduced to practice, and all patents therefor or in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works, and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof); (ii) trademarks, trade names and service marks, trade dress, logos, internet domain names, and other commercial product or service designations, and all goodwill and similar value associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith; (iii) copyrights (whether or not registered), Moral Rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights; (iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, customer and supplier lists, new business opportunities, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, e-mail lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; (v) any and all other rights to existing and future registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing; and (vi) any and all other tangible or intangible proprietary property, information and materials (collectively, the “Intellectual Property”).

(h)           Permits.  All Permits, including, without limitation, those Permits specified on Schedule 4.09, to the extent such Permits are transferable.

(i)           Goodwill.  All goodwill incident to the Business, including, without limitation, the value of the Names.

(j)           Other Assets.  All other intangible assets (including all claims, contract rights and warranty and product liability claims against third parties) related to the Purchased Assets or the Business.

Section 2.02.                                Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following Assets (collectively, the “Excluded Assets”) shall not be part of the sale and purchase contemplated by this Agreement, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:

(a)           Employee Benefit Plans.  All interests of the Seller in the Seller’s Benefit Plans.

(b)           Consideration.  The consideration paid to the Seller pursuant to this Agreement.

(c)           Cash and Cash Equivalents.  All of the Seller’s cash and cash equivalents on hand or in bank accounts and short term investments (the “Cash and Cash Equivalents”).

(d)           Prepaid Expenses.  All of the Seller’s prepaid expenses and deposits other than those set forth in Section 2.01(c).

(e)           Accounts Receivable.  All of the Seller’s Accounts Receivable.

(f)           Real Property.  All real property owned by the Seller and which is described on Schedule 4.10(a) (the “Real Property”).

(g)           Other Assets.  The assets owned by the Seller that are set forth on Schedule 2.02(g).

Section 2.03.                                Liabilities.

(a)           At the Closing, the Buyer will assume liability for and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, the following (collectively, the “Assumed Liabilities”):

(i)           the Assumed Contracts with respect to all periods at and after the Closing (but shall not assume any Liability arising from the Seller’s performance or non-performance under any Assumed Contract at any time prior to the Closing, whether asserted before or after the Closing);

(ii)           all payments to employees required under the WARN Act, if any, by virtue of actions taken by Buyer on or after the Closing Date; and

(iii)           the provision of COBRA insurance coverage to employees of the Seller, or other qualified COBRA participants currently on the Seller’s health plan, in accordance with COBRA rules and regulations related to their termination of employment by Buyer in connection with the Closing.

(b)           Except for the Assumed Liabilities, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed, any Liability of the Seller whatsoever (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement to have assumed:

(i)           any Liability for any Taxes that is due and payable as of the date of this Agreement for periods beginning before the Closing Date, or any Liability for failure to report taxable income to the Stockholders;

(ii)           (A) any Liability, including but not limited to any Liability under any Benefit Plan and any successor liability arising under ERISA, or otherwise in connection with any Section 408(p) or other employee benefit plan or obligation of the Seller, (B) all other Liabilities to any of the Seller’s employees or their beneficiaries, including, without limitation, any Liability for wages (including overtime required by federal or state law) and contributions or payments to be made under any employee benefit plan maintained for the employees of Seller who are participants therein or (C) all Liabilities arising in connection with any worker’s compensation claims arising out of the conduct of the Seller’s business on or prior to the Closing Date;

(iii)           any Liability arising out of any Liability or pending litigation, arbitration or other administrative proceeding regarding the Seller for periods ending on or prior to the Closing Date;

(iv)           any Liability arising out of any work, contract, joint venture or other undertaking of the Seller for periods ending on or prior to the Closing Date, including, without limitation, any warranty claims relating thereto;

(v)           any Liability for any principal, interest, fees, costs or expenses, including, without limitation, any late charges or prepayment charges relating to any outstanding notes payable, loans, debts or obligations of the Seller as of the Closing, or Taxes resulting from cancellation of such indebtedness;

(vi)           any Liability for any principal, interest, fees, costs or expenses incurred by the Seller in connection with any Liens, debts, loans or other obligations of any nature of the Seller, or in connection with the transactions contemplated hereby or the winding up of the Seller’s business, including without limitation, attorneys’, accountants’ and consultants’ fees, finder’s fees, costs and expenses, regardless of when incurred;

(vii)           any Liability arising out of any Environmental Laws with respect to actions of the Seller on or prior to the Closing Date;

(viii)                      any Liability (A) with respect to the Seller’s Real Property (except as set forth in any lease or other agreement between the Seller and the Buyer) or (B) under any mortgage or similar security agreement and any other instrument, document, agreement encumbering Seller’s Real Property; and

(ix)           any Liability arising out of the litigation set forth on Schedule 4.14;

(x)           any Liability arising out of any claimed or actual violation by the Seller of the Fair Labor Standards Act of 1938, as amended;

(xi)           any Liability with respect to accounts payable and trade payables existing at the Closing; and

(xii) any other Liens or Liabilities of the Seller that are not Assumed Liabilities.

(c)           Except as otherwise provided in this Agreement (including under Section 2.03(a)(ii) and (iii) and this Section 2.03(c)), the Buyer and the Seller agree that all Liabilities imposed by WARN, COBRA, HIPAA, or any applicable state statute having a similar effect, with respect to any former or current employees (including their beneficiaries) of the Seller, shall be solely the responsibility and Liability of the Seller, and the Buyer shall not assume any responsibility therefore.  The Buyer agrees, to the extent required by law, to provide a WARN notice and COBRA continuation coverage to all former and current employees (including their beneficiaries) of the Seller who terminate coverage under the Seller’s group health plan, if any, whether or not such employees become employees of the Buyer and become covered under the Buyer’s group health plan.

Section 2.04.                                Purchase Price.

(a)           The consideration for the Purchased Assets (the “Purchase Price”) shall be (i) $35,000,000 and (ii) the assumption by the Buyer of the Assumed Liabilities.  At the Closing, the Buyer shall deliver to the Seller by wire transfer of immediately available funds an amount equal to (1) $35,000,000 minus (2) the Escrow Amount to be delivered in accordance with Section 2.06.

(b)           A portion of the Purchase Price shall be paid at the Closing on behalf of the Seller to (i) Seller’s lenders and capital lessors that have liens upon any of the Purchased Assets, and (ii) Seller's employees with respect to wages and other amounts owed to such employees (such amounts, collectively, the “Debt Payoff Amount”).  The names of the parties and amounts to be paid to each such party at Closing with respect to the Debt Payoff Amount are shown on Schedule 2.04(b).

Section 2.05.                                Escrow Agreement.

At the Closing, the Buyer shall deposit into an escrow account (the “Escrow Account”) with the Escrow Agent, by wire transfer in immediately available funds an amount equal to $3,500,000 to be held by the Escrow Agent for a period of 12 months after the Closing pursuant to the terms of the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”).

Section 2.06.                                Allocation of Purchase Price.

The Buyer and the Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and Tax purposes) in accordance with the allocation schedule to be agreed to by the Buyer and the Seller.  The Buyer and the Seller shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with such agreed-upon final allocation.  The parties will use their reasonable efforts to agree upon such final allocation on or prior to December 31, 2007.  The parties acknowledge that the Purchase Price subject to allocation will be different for each of the Buyer and the Seller (e.g., due to inclusion of differing amounts of transaction cost).

ARTICLE III.

CLOSING

Section 3.01.                                Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a location to be agreed to by the parties at 10:00 a.m. local time on the later of December 3, 2007 (unless another location, date or time is otherwise mutually agreed to in writing by the Buyer and the Seller) and, subject to Section 11.01, on the second Business Day following the satisfaction or waiver of all conditions of the parties to consummation of the transactions contemplated hereby (other than conditions with respect to actions that the parties shall take at the Closing itself).  The date and time of the Closing are herein referred to as the “Closing Date.”

Section 3.02.                                Closing Deliveries.

(a)           At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer each of the following:

(i)           the Purchased Assets;

(ii)           the Escrow Agreement duly executed by the Seller;

(iii)           a General Assignment and Bill of Sale in the form of Exhibit C attached hereto (the “Bill of Sale”) duly executed by the Seller;

(iv)           an Assignment and Assumption Agreement in the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”) duly executed by the Seller;

(v)           updated Schedules showing changes from the date of this Agreement through the Closing Date, if any;

(vi)           an Employment Agreement in the form of Exhibit E attached hereto (the “Employment Agreement”) duly executed by each of the Stockholders;

(vii)           a lease agreement for the Seller’s Milan, Illinois facility on customary terms and at market rent (the “Lease Agreement”), duly executed by the Seller,

(viii)                      all certificates of title for the Property and Equipment, duly endorsed for transfer;

(ix)           all Permits listed on Schedule 4.09, to the extent transferable;

(x)           duly executed UCC-3 termination statements, mortgage releases and such other release and termination instruments (or copies thereof) as the Buyer shall reasonably request in order to vest all right, title and interest in and to the Purchased Assets free and clear of all Liens;

(xi)           the certificates required by Sections 9.01, 9.02 and 9.04;

(xii)           duly executed payoff letters with respect to the Liabilities represented by the Debt Payoff Amount, all in form and substance reasonably acceptable to the Buyer (the “Payoff Letters”); and

(xiii)                      the Seller shall pay in full all broker and other professional and accounting fees incurred in connection with this transaction.

(b)           At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller each of the following:

(i)           $31,500,000, in cash by wire transfer in immediately available funds, less the Debt Payoff Amount;

(ii)           $3,500,000 in cash to be deposited in the Escrow Account pursuant to Section 2.05 by wire transfer in immediately available funds to the Escrow Agent;

(iii)           an amount in cash equal to the Debt Payoff Amount by wire transfer in immediately available funds pursuant to the instructions set forth in the Payoff Letters;

(iv)           the Escrow Agreement duly executed by the Buyer;

(v)           the Bill of Sale duly executed by the Buyer;

(vi)           the Assignment and Assumption Agreement duly executed by the Buyer;

(vii)           the Employment Agreements duly executed by the Buyer;

(viii)                      the Lease Agreement duly executed by the Buyer; and

(ix)           the certificates required by Sections 8.01 and 8.02.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDERS

The Seller and the Stockholders hereby represent and warrant to the Buyer that, except as otherwise set forth in the schedules referred to in this Article IV, the following representations and warranties are, as of the date hereof, true and correct:

Section 4.01.                                Organization and Good Standing.

The Seller is a corporation validly existing and in good standing under the laws of the State of Iowa, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities with full corporate power and authority to carry on its business in the places and in the manner as now conducted to the extent any failure to be so qualified or have such authority would reasonably be expected to result in a Material Adverse Effect, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Agreements.  To the knowledge of the Seller, it is duly qualified in all jurisdictions in which the conduct of its business or activities or its ownership of assets requires qualification under applicable law, the absence of which would reasonably be expected to have a Material Adverse Effect.  Schedule 4.01 sets forth a list of all jurisdictions in which the Seller is qualified to do business.

Section 4.02.                                No Brokers.

Neither the Seller, the Stockholders nor any Person acting on behalf of the Seller or the Stockholders has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based, other than payments for which the Buyer will have no liability or obligation.

Section 4.03.                                Execution and Effect of Agreement.

(a)           The Seller has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by the Stockholders and the Seller’s board of directors.  This Agreement has been duly executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).

(b)           Each Stockholder has all necessary legal authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.04.                                Financial Statements.

True, complete and correct copies of each of the Financial Statements have been delivered to the Buyer and are set forth on Schedule 4.04.  Each of the Financial Statements (including the footnotes thereto) is complete and correct in all material respects, is in accordance with the books and records of the Seller (which, in turn, are accurate and complete in all material respects) and has been prepared in accordance with GAAP, and presents fairly the financial position, assets and liabilities, results of operations and cash flows of the Seller at the dates and for the periods indicated (subject, in the case of interim financial statements, to normal, recurring, year-end audit adjustments (none of which will be material) and the absence of footnotes thereto).

Section 4.05.                                No Undisclosed Liabilities.

(a)           The Seller does not have any liabilities or obligations of any nature (contingent or otherwise), known or unknown, asserted or unasserted, accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations (i) disclosed in the Financial Statements, (ii) incurred in the ordinary course of business after December 31, 2006 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of any applicable legal requirement, or results from, arises out of, or relates to any Environmental Law, (iii) disclosed in the Schedules to this Agreement, or (iv) arising under any Material Agreement.

(b)           Schedule 4.05(b) sets forth, as of five (5) days prior to the date of this Agreement, a true, complete and correct list of each of (i) the Seller’s accounts payable and trade payables and the amounts owed by the Seller with respect thereto and (ii) the name of each employee of the Seller and the amount of wages and other amounts owed by the Seller to each such employee.  Schedule 4.05(b) shall be updated by the Seller at Closing to reflect all amounts set forth thereon as of the Closing Date.

Section 4.06.                                Material Adverse Effect.

Since October 31, 2007, there has been no change in the Business or the financial condition, properties or results of operations of the Seller which has had or would reasonably be expected to have (i) a Material Adverse Effect or (ii) result in a Material Business Deterioration.

Section 4.07.                                Taxes.

(a)           The Seller has no unpaid liability for any Taxes in respect of any taxable period ending on or before the Closing Date, or any Taxes in respect of the portion of any Straddle Period which ends on the Closing Date, for which the Buyer would be liable or to which the Purchased Assets would be subject.  As used in this Agreement, the term “Pre-Closing Tax Period” shall mean (i) any taxable period ending on or before the Closing Date or (ii) the portion of any Straddle Period which ends on the Closing Date and “Straddle Period” shall mean any taxable period beginning before and ending after the Closing Date.

(b)           The Seller has filed or will timely file all Tax Returns required to have been filed prior to the Closing Date (subject to any timely extensions permitted by law) by it with the appropriate taxing authority with respect to Taxes for any period ending on or before the Closing Date.  The Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Seller.  The Seller has delivered to the Buyer a true, complete and correct copy of the Seller’s Tax Returns for each of the five years through December 31, 2006, each of which was timely filed by the Seller (after receipt of appropriate extensions).

(c)           (i) No deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Seller that remains unpaid, (ii) no notice of audit or possible assessment has been received from any taxing authority by the Seller, and (iii) the Seller has not agreed to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax imposed in respect of a Pre-Closing Tax Period.

(d)           The Seller has withheld or otherwise collected all Taxes or other amounts it was required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee, state and federal income tax withholding, social security, unemployment compensation, sales or use taxes (including any sales or use taxes applicable to the transactions contemplated hereby), workmen’s compensation or other similar Taxes, and all such amounts have been timely remitted to the proper authorities.

Section 4.08.                                Intellectual Property.

(a)           Schedule 4.08(a) contains a complete and correct list of each material item of Intellectual Property owned, licensed or otherwise used by the Seller in the operation of the Business.

(b)           The conduct of the Business of the Seller, as now conducted, including, but not limited to the use, sale, offering for sale, making, distribution, importation, exportation, licensing or sublicensing of the products and services of the Seller, to the knowledge of the Seller, does not infringe upon or misappropriate any intellectual property right of any other Person and to the knowledge of Seller, the Seller has never received any charge, complaint, claim, demand or notice alleging any such infringement or misappropriation (including any claim that the Seller must license or refrain from using all or any portion of the Intellectual Property).

(c)           To the knowledge of the Seller there has been no unauthorized use, infringement or misappropriation of any Intellectual Property by any third party, including employees and former employees, consultants, customers or suppliers of the Seller.

(d)           The Intellectual Property consists solely of items and rights which are: (i) owned by the Seller; (ii) licensed by the Seller, (iii) in the public domain; or (iv) rightfully used by the Seller.

(e)           The Seller has no registrations of any item of Intellectual Property.

(f)           There are no registrations of any item of Intellectual Property owned by the Seller and used in the Business of the Seller.  With respect to each item of Intellectual Property owned by the Seller, (i) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge that effects the legality, validity or enforceability of the item; and (ii) no Proceeding is pending, or to the knowledge of the Seller, is threatened that challenges the legality, validity or enforceability of the item.

(g)           With respect to each item of Intellectual Property owned by the Seller, (i) the Seller possesses all right, title and interest in and to the item, free and clear of all Liens, licenses, or other restrictions; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge affecting the Seller’s use or ownership of the item; and (iii) no proceeding, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Seller, is threatened that challenges the use or ownership of the item.

(h)           The Seller has not agreed nor is otherwise obligated to indemnify any Person from or against infringement or misappropriation of Intellectual Property owned by the Seller.

(i)           Schedule 4.08(i) sets forth the parties to, together with the date of each agreement for, each item of Intellectual Property licensed from or otherwise used by the Seller by authority of third persons (“Licensed Intellectual Property”).  The Seller has delivered true, complete and correct copies of all such agreements to the Buyer, and, as applicable, has made available for review true, complete and correct copies of all other written documentation evidencing the Seller’s rights in each of the foregoing. With respect to each item of Licensed Intellectual Property used in the Business as currently conducted: (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions; (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) to the knowledge of the Seller, (1) no party to the license, sublicense, agreement or permission is in breach or default, and (2) no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder; (D) to the knowledge of the Seller, no party to the license, sublicense, agreement or permission has repudiated any provision thereof; (E) with respect to each sublicense, the representations and warranties set forth in clauses (A) through (D) above are correct with respect to the underlying license; (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (G) no proceeding, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Seller, threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (H) the Seller has not granted any unauthorized sublicenses or similar rights with respect to the license, sublicense, agreement or permission.

(j)           Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing will be owned or available for use by the Buyer on identical terms and conditions immediately after the Closing.  The transactions contemplated by this Agreement will not result in (i) to the knowledge of the Seller, the infringement or misappropriation by the Buyer or the Seller of any Intellectual Property right of any other Person, (ii) a default under or a breach or violation of the rights and benefits afforded to the Seller by any agreements involving the grant to the Seller of any rights in the Licensed Intellectual Property, or (iii) the requirement that the Seller obtain the consent of any third party or Governmental Authority, except for consents previously obtained.

(k)           The Seller has used commercially reasonable efforts to prevent unauthorized disclosure of each item of Intellectual Property owned by the Seller and that derives its value from being kept in confidence (“Confidential Information”).

Section 4.09.                                Permits; Compliance with Law.

(a)           The Seller is in material compliance with all applicable federal, state, local and foreign laws, rules and regulations applicable to it and its operations.

(b)           The Seller holds all material required Permits for the operation of the Business in all material respects.  Schedule 4.09 describes all such Permits.  Such Permits are valid and in full force and effect, and the Seller has not received any notice that any Governmental Authority intends to cancel, suspend, terminate or not renew any of such Permits.  The Seller has conducted and is conducting the Business in substantial compliance with the requirements, standards, criteria and conditions set forth in such Permits.  The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or materially adversely affect the rights and benefits afforded to the Seller by, any of the Permits, except to the extent such Permits are not transferable to the Buyer.

Section 4.10.                                Real Property.

(a)           The Seller does not own any interest in real property other than that set forth on Schedule 4.10(a).

(b)           Schedule 4.10(b) contains a true, complete and correct list of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Seller is a party (each, a “Lease”).  All of the Leases are in full force and effect.  True, complete and correct copies of each Lease have been furnished to the Buyer.

(c)           No Proceeding is pending or, to the knowledge of the Seller, threatened for the taking or condemnation of all or any portion of the property demised under the Leases.  The Seller owns good and marketable title to the leasehold estates and to the Leases, free and clear of any Liens, except for real property Taxes, if any, affecting properties of which the premises demised under the Leases form a part, not yet due and payable.  There is no unpaid brokerage commission, finder’s fee or a similar payment due from the Seller with regard to any of the Leases.

Section 4.11                                Insurance.

Schedule 4.11 contains a true, complete and correct list of all policies of insurance of any kind or nature now covering the Seller, including, without limitation, policies of life, fire, theft, employee fidelity, workers’ compensation, directors’ and officers’ and other casualty and liability insurance, and each such policy is in full force and effect.  True, complete and correct copies of each such policy has been furnished to the Buyer.

Section 4.12                                Material Agreements.

(a)           Schedule 4.12 lists the following agreements to which the Seller is a party or by which it is bound (collectively, the “Material Agreements”): (i) all documents relating to the Indebtedness or collateral therefor, including guarantees; (ii) all collective bargaining, labor, employment, consulting, termination, compensation, bonus, profit sharing, severance, stock option, stock purchase, retirement, pension, health, accident, group insurance, liability, death benefit and other agreements or plans relating to compensation of or benefits for officers or employees or independent contractors of the Seller; (iii) all leases, contracts, commitments, or agreements for the sale of the Seller’s inventory, assets, services or facilities; (iv) each contract for the purchase of materials, supplies, services, merchandise or equipment in excess of $10,000; (v) any contract, agreement, or instrument not entered into in the ordinary course of the business of the Seller on a basis consistent with past practice or that involves expenditures or receipts of the Seller in excess of $10,000; (vi) any contract containing restrictions on the Seller’s operations or its ability to compete in any geographic region or in any line of business; (vii) any lease of real property or personal property; (viii) all agreements whereby any Person who is not an employee of the Seller markets the Seller’s products or services or otherwise acts as an agent for the Seller in connection with the Seller’s products or services; and (ix) each and every other agreement under which the consequences of a default would reasonably be expected to have a Material Adverse Effect.  True, complete and correct copies of each such agreement have been furnished to the Buyer.

(b)           The Seller is not, and to its knowledge, no other party to any Material Agreement is, in default thereunder.  All Material Agreements are in full force and effect and are enforceable against all parties thereto in accordance with their terms, subject to the Enforceability Exceptions.  Except as set forth on Schedule 4.12, the Seller has not been notified that any party to any Material Agreement intends to cancel, terminate, not renew or exercise an option under any Material Agreement, whether in connection with the transactions contemplated hereby or otherwise and no such action has been threatened or contemplated.

Section 4.13                                Property and Equipment.

Schedule 4.13 lists:  (a) each item of property and equipment with a fair market value of $1,000 or more included (or that will be included) in “depreciable plant, property and equipment” (or similarly named line item) on the balance sheet of the Seller as of December 31, 2006, (b) each other item of property and equipment owned or leased by the Seller with a value of $1,000 or more (i) as of December 31, 2006, or (ii) acquired since December 31, 2006.  True, complete and correct copies of each Lease with respect to any item of property and equipment leased by the Seller has been provided to the Buyer.  All of the Seller’s personal property is either owned by the Seller or leased by the Seller pursuant to a lease noted on Schedule 4.13, each of the items of property and equipment of the Seller is in good working order and condition, ordinary wear and tear excepted, and all leases and agreements noted on Schedule 4.13 are in full force and effect and constitute valid and binding agreements of each other party thereto.  The Seller has good and marketable title to all of its property and equipment shown as owned on the Balance Sheet or acquired thereafter (except for assets disposed of in the ordinary course of business since December 31, 2006 or as set forth on Schedule 4.13), free and clear of all Liens, except for Permitted Liens.  The Purchased Assets constitute all of the property and assets, tangible and intangible, necessary in the current conduct and operation of the Business.

Section 4.14.                                No Conflicts; Consents.

Neither the execution or delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby: (i) will violate in any material respect any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority to which the Seller is a party or to which is bound or subject, conflict in any material respect with or result in a material breach of, or give rise to a right of termination of, require consent under, or accelerate the performance required by, the terms of any Assumed Contract to which the Seller is a party or to which it is bound or subject or (ii) constitute a default in any material respect thereunder, or result in the creation of any Lien, except for Permitted Liens, upon any asset of the Seller.  No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of the Seller is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those listed on Schedule 4.14 (the “Consents”) or where the failure to obtain any of such items would not reasonably be expected to have a Material Adverse Effect.

Section 4.15.                                Litigation.

There are no outstanding Orders of any Governmental Body involving the Purchased Assets or the Business.  Except as set forth on Schedule 4.15, there are no actions, suits, or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Seller, threatened against or involving the Purchased Assets or the Business, and no material Claims have been instituted or, to the knowledge of the Seller, threatened against or involving the Purchased Assets or the Business.

Section 4.16.                                Environmental Matters.

Except as disclosed in Schedule 4.16, (a) the Business is now and has at all times been in compliance in all material respects with applicable Environmental Laws, (b) the Seller is not subject to any pending or, to the knowledge of the Seller, threatened or contemplated Proceeding alleging violation of any Environmental Law or alleging responsibility for any environmental condition at real property now or heretofore owned or leased by the Seller (each a “Site”), (c) the Seller has not received any notice that it is potentially responsible for any environmental condition at any Site or potentially liable for any claim arising under Environmental Laws; (d) the Seller has not received a request for information under CERCLA or any state or local counterpart; (e) the Seller has not disposed of or released Hazardous Materials in violation of any Environmental Laws nor are underground or aboveground storage tanks, fuel tanks, asbestos containing materials or polychlorinated biphenyls present on, in, at or under any Site; (f) the Seller has not disposed of or released any Hazardous Materials in or at any other real property in violation of any Environmental Laws; (g) the Seller has all material permits and approvals required by Environmental Laws to conduct the Business and the Seller has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such permit or approvals; (h) the Seller has not agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has the Seller agreed to assume the environmental liability of any person by contract, agreement, or operation of law; the transactions contemplated hereby are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for such consummation or for the Seller to continue the Business after the Closing (provided that the Business is conducted by the Buyer in the same manner as the Seller prior to the Closing); (j) to the knowledge of the Seller, no other Person has released Hazardous Materials at any Site or in a location that could threaten or contaminate such properties with any Hazardous Materials; and (k) the Seller has previously delivered copies to the Buyer of all environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation in the Seller’s possession or control, and has disclosed to the Buyer its waste practices and its transportation or use, if any, of Hazardous Materials.

Section 4.17.                                Compensation; Employment Agreements.

Schedule 4.17 sets forth a true, complete and correct list of all officers, directors, managers, employees, independent contractors, owner-operators and consultants of or to the Seller, setting forth and summarizing the current compensation of each of such Person (separately identifying any non-discretionary bonus arrangement or compensation arrangement with any such Person).  The Seller has provided to the Buyer true, complete and correct copies of all employment or service agreements and bonus or other compensation plans to which the Seller is a party.  Except as set forth herein, the Buyer will not be obligated to assume the Seller’s obligations under any such employment or service agreements and bonus or other compensation plans as a result of the transactions contemplated by this Agreement. Since December 31, 2006, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, independent contractor, owner-operator or consultant of the Seller except as set forth on Schedule 4.17 or outside the ordinary course of business.  The Buyer will not have any obligation to make severance, bonus or other payments to any such Person, whether as a result of the transactions contemplated hereby or otherwise.  No salaried employee or salesperson has given notice that they will, and none intend to, terminate their employment or services with or to the Seller.

Section 4.18.                                Collective Bargaining Agreements and Labor.

(a)           The Seller is not a party to any labor, collective bargaining or similar agreement, and there are no labor, collective bargaining or similar agreements covering any of the Seller’s employees.  There are no pending strikes, work stoppages, slowdowns, lockouts, arbitrations or other labor disputes pending or, to the knowledge of the Seller, threatened against the Seller.

(b)           Except as set forth on Schedule 4.18, there are no complaints, charges or claims against the Seller pending or, to the knowledge of the Seller, threatened before any Governmental Authority, based upon the employment, termination of employment or non-employment by the Seller of any individual.  Seller is in compliance in all material respects with all laws, regulations and orders of any Governmental Authority relating to its employees, including all those relating to wages, hours, WARN Act, COBRA, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar Tax obligation.  The Seller has classified all individuals who perform services for it correctly under each Benefit Plan, ERISA, the Tax Code and other applicable law as common law employees, independent contractors or leased employees, and there is no Proceeding pending or threatened that challenges such classification.

Section 4.19.                                Benefit Plans; ERISA.

Schedule 4.19 contains a complete and correct list of each of the Seller’s Employee Benefit Plans (as defined below).  No action or failure to take an action by the Seller, any affiliate of the Seller (including ERISA Affiliates), or any other person, and no facts or circumstances exist that, could directly or indirectly subject the Buyer or any of its affiliates (or any of their employees or directors) to any Liability relating to pre-Closing actions, of any nature with respect to wages (including overtime required by federal or state law) and any pension, profit-sharing, welfare, hospitalization, insurance, bonus, incentive, perquisite, paid time off, severance, employment or other benefit plan, policy, practice or agreement which is now, or has been at any time, sponsored, maintained, contributed to, or required to be contributed to by the Seller or any of its affiliates (including ERISA Affiliates), to which any of the Seller or any of its affiliates (including ERISA Affiliates) are a party, or with respect to which the Seller or any of its affiliates (including ERISA Affiliates) has or could have any Liability of any nature (each such plan, policy, practice or agreement is referred to herein as an “Employee Benefit Plan”).  Neither the Seller nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to any Employee Benefit Plan subject to Section 412 of the Tax Code or Title IV of ERISA.  Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Tax Code is so qualified, and Seller has delivered to Buyer a currently effective IRS determination or opinion letter covering such plan.  No employee of the Seller is employed outside the United States, and no Employee Benefit Plan is subject to the laws of any foreign jurisdiction.  Except as set forth on Schedule 4.19, there are no actions, suits, or legal, administrative or arbitral proceedings or investigations relating to Seller’s Employee Benefit Plans.

Section 4.20.                                Transactions with Related Parties.

Except as set forth on Schedule 4.20, the Seller is not a party to any current contract, agreement or other arrangement related to the Purchased Assets with (a) any current or former officer or director; (b) any parent, spouse, child, brother, sister or other family relation (by blood or marriage) of any such officer or director; (c) any corporation, partnership or other entity of which any such officer or director or any such family relation is an officer, director, manager, partner, trustee or greater than 10% equity owner or beneficiary; or (d) any Affiliate of the Seller.  Each of the transactions set forth on Schedule 4.20 is on terms no less favorable to the Seller than could reasonably be obtained by the Seller from an unrelated third party in an arm’s length negotiation.

Section 4.21.                                Customer and Supplier Relationships.

Schedule 4.21 contains a complete and accurate list of the Seller’s top twenty suppliers (measured by expense to date in 2007) and each of the Seller’s top twenty customers (measured by revenue to date in 2007).  The Stockholders are not aware of any written notice that any such supplier or any customer plans to discontinue doing business with the Buyer, plans to reduce the level of business done with Buyer or will not do business on substantially the same terms, conditions and amounts subsequent to the Closing Date as such supplier or customer did with the Seller prior to the Closing Date.  All of the Seller’s relationships with its customers require no performance by the Sellerbeyond any written terms thereof, as disclosed to the Buyer, or as required by custom and practice within the applicable industry.

Section 4.22.                                Certain Payments.

None of the Seller, the Stockholders, or, to the knowledge of the Seller, any of the Seller’s directors, officers, managers, employees or agents, has, directly or indirectly in violation of any federal, state, local, municipal, foreign or other law, ordinance, regulation statute or treaty (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Seller or any Affiliate thereof, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Seller.

Section 4.23.                                Disclosure.

None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules, certificates and reports furnished by the Seller or the Stockholders to the Buyer pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that the following representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

Section 5.01.                                Organization and Good Standing.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.  The Buyer has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

Section 5.02.                                Execution and Effect of Agreement.

The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Buyer, and no other corporate proceeding on the part of the Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.  This Agreement, and each other agreement contemplated by this Agreement to which the Buyer is a party, has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the Enforceability Exceptions.

Section 5.03.                                No Violation.

Neither the execution or delivery of this Agreement by the Buyer nor the consummation of the transactions contemplated hereby, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Buyer or any of their subsidiaries is a party or to which any of them is bound or subject, or the provisions of the charter or by-laws of the Buyer.

Section 5.04.                                Consents.

No consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other third party on the part of the Buyer is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.05.                                No Brokers.

Neither the Buyer nor any Person acting on behalf of the Buyer has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter related hereto nor has the Buyer taken any action on which a claim for any such payment could be based.

ARTICLE VI.

PRE-CLOSING COVENANTS

Section 6.01.                                Filings and Other Actions.

Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees:  (a) to cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in any jurisdiction or any lender, lessor or other third party in connection with the contracts, the proprietary rights and leases, or otherwise, prior to the Closing Date in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits; (b) to use their commercially reasonable efforts to defend all actions challenging this Agreement or the consummation of the transactions contemplated hereby and use their commercially reasonable efforts to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; and (c) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 6.02.                                Continuing Access.

Between the date of this Agreement and the Closing Date, the Seller shall afford to the officers and other Representatives of the Buyer, upon reasonable notice, free and full access during reasonable business hours to the properties, books and records of the Seller and the right to consult with the officers and other Representatives of the Seller in order that the Buyer may have full opportunity to make such investigations as it shall deem necessary of the operations, properties, business and financial condition of the Seller.

Section 6.03.                                Cooperation.

Between the date of this Agreement and the Closing Date, the Seller will cooperate with the Buyer and its Representatives, including the Buyer’s auditors and counsel, in the preparation of any documents or other materials reasonably required in connection with the transactions contemplated by this Agreement.

Section 6.04.                                Conduct of Business Pending Closing.

(a)           Except as otherwise provided in this Agreement or with the prior written consent of the Buyer, the Seller shall:

(i)           carry on the Business only in the ordinary course substantially as heretofore conducted;

(ii)           not amend or terminate any Assumed Contract, except for any Assumed Contract that terminates in accordance with its terms;

(iii)           promptly notify the Buyer of the occurrence of any event that could reasonably be expected to have a Material Adverse Effect or Material Business Deterioration, including, without limitation, any significant customer loss or material declines in revenue with any significant customer;

(iv)           not cause any Material Adverse Effect or any Material Business Deterioration;

(v)           not make any loan or advance to any Person other than for services provided to customers on credit in the ordinary course of business consistent with past practice;

(vi)           not declare or make any dividend or other distribution to the Stockholders;

(vii)           not issue any notes, bonds, or other debt securities or capital stock of the Seller or securities convertible into or exchangeable for capital stock of the Seller;

(viii)                      not change the accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Seller;

(ix)           not create or allow the creation of any Lien on any asset of the Seller, except for Permitted Liens;

(x)           not adopt, amend or terminate any Employee Benefit Plan, other than as required by law;

(xi)           not take any action which reasonably could be expected to give rise to a breach of any of the representations and warranties set forth in Article IV hereof;

(xii)           not make, revoke or change any Tax election, or settle any matter relating to Taxes;

(xiii)                      promptly notify the Buyer of any Proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) initiated or threatened by or against the Seller; and

(xiv)                      allow the Buyer to contact the Seller’s employees regarding an offer of employment by the Buyer after Closing and the Seller’s owner-operators regarding a service relationship with the Buyer after the Closing, provided that nothing in this Agreement shall be construed to require the Buyer to make such offers.

(b)           Except as otherwise provided in this Agreement or with the prior written consent of the Buyer, for a period of seven (7) Business Days after the date of this Agreement, the Seller shall:

(i)           take commercially reasonable steps to preserve existing relationships with all Persons related to the Business, including, without limitation, relationships with its customers, suppliers, employees, owner-operators and agents;

(ii)           not enter into any agreement, contract, commitment, or arrangement that would be a Material Agreement;

(iii)           not enter into any single or series of contracts, agreements or commitments relating to the Business, other than those contracts, agreements or commitments in the ordinary course substantially as conducted heretofore;

(iv)           not negotiate, sell lease, transfer, convey or otherwise dispose of any individual asset to be sold to the Buyer hereunder;

(v)           not incur any debt, liability or obligation, except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of Taxes and other governmental charges (but not penalties, interest or fines in respect thereof) or obligations or liabilities incurred by virtue of the execution of this Agreement;

(vi)           not cancel, waive or release any debt, right or claim, except in each case in the ordinary course of business consistent with past practice;

(vii)           not make any capital expenditure or commitment therefor;

(viii)                      not hire any additional salaried employees, owner-operators or salespersons; and

(ix)           not increase the compensation or benefits provided to any employee or officer, whether under any Employee Benefit Plan or otherwise;

Section 6.05.                                No Shop.

In consideration of the substantial expenditure of time, effort and expense undertaken by the Buyer in connection with its due diligence review and the preparation and execution of this Agreement, the Seller and the Stockholders agree that neither they nor their Representatives will, after execution of this Agreement and until the earlier of December 17, 2007, or the termination of this Agreement, (a) solicit, initiate, encourage, enter into, conduct, engage in or continue, any discussions, or enter into any agreement or understanding, with any Person other than the Buyer regarding the transfer, directly or indirectly, of any interest in the Seller or any portion of the Seller’s assets or business (including by way of license), or (b) disclose any non-public information relating to Seller’s operations to (or otherwise cooperate with), or afford access to the properties, books or records of the Seller, to any Person (other than the Buyer) that may be considering acquiring, or has acquired, an interest in the Seller or any portion of the Seller’s assets. If the Seller or any Stockholder receives any written request for information or written indication of interest from any Person regarding a possible acquisition involving the Seller, its capital stock or the Purchased Assets, the Seller or such Stockholder, as applicable, shall promptly disclose to the Buyer such receipt of such request or indication of interest.

Section 6.06.                                Notification of Certain Matters.

The Seller shall deliver written notice to the Buyer within three Business Days of (a) the occurrence or non-occurrence of any event of which the Seller has knowledge, the occurrence or non-occurrence of which has caused any representation or warranty of the Seller or the Stockholders contained herein to become untrue or inaccurate in any respect at or prior to the Closing, and (b) any failure of the Seller or Stockholders to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Seller or the Stockholders hereunder.  The Buyer shall give notice within three Business Days to the Seller of (a) the occurrence or nonoccurrence of any event of which the Buyer has knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of the Buyer contained herein to be untrue or inaccurate in any respect at or prior to the Closing and (b) any failure of the Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  The delivery of any notice pursuant to this Section 6.06 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, (b) modify the conditions set forth in Articles VIII and IX, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice, including, without limitation, termination of this Agreement as contemplated by Article XI.

Section 6.07.                                Public Announcements.

Prior to the Closing Date, the Seller, the Stockholders and the Buyer will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

Section 6.08.                                Employees and Owner-Operators.

After the Closing, the Buyer shall have the right, but not the obligation, to solicit any employees and owner-operators used by the Seller in the Business.

Section 6.09.                                Expenses.

Except as provided in Sections 10.01 and 10.02 or as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Representatives.

Section 6.10.                                Further Assurances.

Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be necessary or convenient to carry out the transactions contemplated hereby.  Each party hereto agrees to use commercially reasonable efforts to cause those conditions to Closing that are within its control to be satisfied on or before the Closing Date.

ARTICLE VII.

POST-CLOSING COVENANTS

Section 7.01.                                Change of Name; Use of Intellectual Property.

Immediately following the Closing, the Seller will file an amendment to its Articles of Incorporation with the State of Iowa changing the Seller’s name to a dissimilar name reasonably satisfactory to the Buyer.  Following the Closing, the Seller shall not challenge the validity, enforceability or exclusive ownership of any of the Intellectual Property by the Buyer or its Affiliates or successors or assigns, including, without limitation, the use of the Names.

Section 7.02.                                Payment of Taxes.

(a)           The Buyer shall pay in a timely manner all transfer, stamp and sales Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement.

(b)           The Seller and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns and filings and other information as may be reasonably required for the preparation by the Buyer or the Seller of any Tax Returns, elections, consents or certificates required to be prepared and filed by the Buyer or the Seller and any audit or other examination by any Taxing Authority, or judicial or administrative proceeding relating to liability for Taxes.  The Buyer and the Seller will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of the Buyer and the Seller shall retain copies of all Tax Returns, supporting work schedules and other records relating to tax periods or portions thereof ending prior to or on the Closing Date.

Section 7.03.                                Non-Competition.

(a)           The Seller and the Stockholders each recognize that they have been instrumental in the success of the Business and in establishing and maintaining the Seller’s customer relationships as well as having had access to, acquiring and assisting in developing confidential and proprietary information relating to the Seller, all of which are critical to the Business. This includes information with respect to the Seller’s present and prospective products, services, clients, customers, subcontractors, suppliers, pricing, cost and financial information and sales and marketing methods.  Each of the Seller and the Stockholders acknowledges that such information is and will continue to be of significant value to the Buyer and that any use other than by the Buyer in operating the Business after the Closing could cause substantial loss to the Buyer and thereby to the investment the Buyer is making in the Business.

(b)           Each of the Seller and the Stockholders accordingly agrees that, without the express prior written consent of the Buyer, for a period of five years after the Closing Date, anywhere within the United States, Canada or Mexico where the Seller conducts business as of the Closing Date:

(i)           Such Person will not directly or indirectly engage in or conduct any business which directly competes or interferes with the Business.

(ii)           Such Person will not directly or indirectly interfere with, or attempt to disrupt the Buyer's relationship (A) with any present client or customer or employee of the Seller in the Business or (B) with any past client or customer or employee of the Seller in the Business that has been a client, customer or employee, as applicable, within the nine years preceding the date of this Agreement.

(iii)           Such Person will not interfere with, attempt to interfere with or disparage the Seller’s or the Buyer’s relationship with any vendor, client, customer, contractor, supplier, employee, owner-operator or consultant (or the terms relating to such relationships) of the Business.

(c)           Each of the Seller and the Stockholders acknowledges that (i) the Business is international in scope; (ii) the Seller’s services are marketed throughout the United States, Canada and Mexico; (iii) the Business competes with other businesses that are or could be located in any part of the United States, Canada and Mexico; (iv) the Buyer has required that the Stockholders make the covenants set forth in this Section as a condition to the Buyer’s purchase of the Purchased Assets; (v) the provisions of this Section are reasonable and necessary to protect and preserve the Buyer’s interests in and right to the ownership and operation of the Business after the Closing; and (vi) the Buyer would be irreparably damaged if the Seller or any Stockholder were to breach the covenants set forth in this Section.

Section 7.04                                Further Assurances.

At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration, the Seller promptly shall execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to and interest in, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purposes and intent of this Agreement.  In addition, from and after the Closing, at the Seller’s reasonable request and without further consideration, the Buyer agrees (a) to use its reasonable efforts to provide collection assistance to the Seller and/or the Stockholders with respect to collecting all of the outstanding Accounts Receivable of the Seller retained by the Seller pursuant to the Excluded Assets, and (b) to allow the Seller to have reasonable access to and use of computer equipment and/or a computer server that constitute part of the Purchased Assets for any reasonable transition services, including collection of Accounts Receivable and other ministerial tasks.

ARTICLE VIII.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligations of the Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of each of the conditions set forth in this Article VIII.

Section 8.01.                                Representations and Warranties.

All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by the Chief Executive Officer of the Buyer shall have been delivered to the Seller.

Section 8.02.                                Performance of Obligations.

All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been duly complied with and performed on or before the Closing Date; and certificates to the foregoing effect dated the Closing Date and signed by the Chief Executive Officer of the Buyer shall have been delivered to the Seller.

Section 8.03.                                No Litigation.

No Proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority or body shall have taken any other action or made any request of the Seller as a result of which counsel to the Seller deems it inadvisable to proceed with the transactions hereunder.

Section 8.04.                                Consents and Approvals.

All necessary consents of and filings required to be obtained or made by the Buyer with any Governmental Authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made.

Section 8.05.                                Closing Deliveries.

The Buyer shall have delivered each of the documents specified in Section 3.02(b).

Section 8.06                                Offering of Employment to Employees.

The Buyer shall have offered employment to an appropriate number of employees such that the Seller was not, and is not, required to provide any WARN Act notices to any employees or otherwise comply with any provisions of the WARN Act in connection with the transaction contemplated by this Agreement.

ARTICLE IX.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Article IX.

Section 9.01.                                Representations and Warranties.

All the representations and warranties of the Seller and the Stockholders contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and the Seller and the Stockholders shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Seller and the Stockholders to such effect.

Section 9.02.                                Performance of Obligations.

All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller or the Stockholders on or before the Closing Date shall have been duly complied with and performed on or before the Closing Date (including, without limitation, the covenants contained in Section 6.01(a) and Section 6.01(b) (regardless of the seven (7) Business Day time period specified therein)); and the Seller and the Stockholders shall have delivered to the Buyer a certificate dated the Closing Date and signed by the Seller and the Stockholders to such effect.

Section 9.03.                                No Litigation.

No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement and no Governmental Authority or body shall have taken any other action or made any request of the Buyer as a result of which counsel to the Buyer deems it inadvisable to proceed with the transactions hereunder and which has caused or would reasonably be expected to cause a Material Adverse Effect or a Material Business Deterioration.

Section 9.04.                                Officer’s Certificate.

The Buyer shall have received a certificate or certificates, dated the Closing Date and signed by an officer of the Seller, certifying the truth and correctness of attached copies of the resolutions of the board of directors and the Stockholders approving the Seller’s entering into this Agreement and the consummation of the transactions contemplated hereby.  The Seller shall have delivered to the Buyer certificates, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Iowa and all other jurisdictions in which the conduct of such Seller’s business or activities or its ownership of assets requires qualification under applicable law if the failure to so qualify would reasonably be expected to result in a Material Adverse Effect, showing that the Seller is in good standing and authorized to do business in such jurisdiction.

Section 9.05.                                No Material Adverse Effect.

As of the Closing Date, no event or circumstance shall have occurred with respect to the Seller which has caused or would reasonably be expected to cause a Material Adverse Effect or a Material Business Deterioration.

Section 9.06.                                Consents and Approvals.

All material Consents shall have been obtained.  All necessary consents of and filings required to be obtained or made by the Seller with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

Section 9.07.                                Closing Deliveries.

The Seller shall have delivered each of the documents specified in Section 3.02(a).

ARTICLE X.

INDEMNIFICATION

Section 10.01.                                Obligations of the Seller and the Stockholders.

Subject to Section 10.05, as consideration for the commitment of the Buyer hereunder, the Seller and the Stockholders, jointly and severally, agree to indemnify and hold harmless the Buyer, its successors and assigns, and each of their Affiliates, directors, officers, agents, representatives and employees and each other Person, if any, controlling such person (each a “Buyer Indemnified Person”) from and against all Liabilities to which such Buyer Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (a) any breach of any of the representations or warranties, or any nonperformance of any covenants or agreements made by the Seller or the Stockholders in this Agreement (regardless of any notification after the Closing pursuant to Section 6.06), or (b) the Excluded Liabilities; and (in each case) will reimburse any Buyer Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Buyer Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Buyer Indemnified Person is a party hereto.

Section 10.02.                                Obligations of the Buyer.

As consideration for the commitment of the Seller hereunder, the Buyer agrees to indemnify and hold harmless the Seller and each of its respective Affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Seller or any of their respective Affiliates (each a “Seller Indemnified Person”) from and against any Liability to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly, (i) any breach of any of the representations or warranties, or any nonperformance of any covenants or agreements made by the Buyer in this Agreement (regardless of any notification after the Closing pursuant to Section 6.06), (ii) the Assumed Liabilities, or (iii) any Liability arising out of the ownership or operation of the Purchased Assets after the Closing Date and (in each case) will reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees of counsel) as they are incurred by any such Seller Indemnified Person in connection with investigating, preparing or defending any such action or claim pending or threatened, whether or not such Seller Indemnified Person is a party hereto.

Section 10.03.                                Procedure.

(a)           Each Buyer Indemnified Person and Seller Indemnified Person shall be referred to collectively herein as an “Indemnified Person.”  Any Indemnified Person seeking indemnification with respect to any actual or alleged Liability shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 10.04.

(b)           If any Liability is asserted by any third party against any Indemnified Person, the Indemnifying Person shall have the right, unless otherwise precluded by applicable law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article X (an “Action”).

(c)           The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any such Action or threatened Action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person, unless (i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any such Action or threatened Action, shall have failed (within 10 days after the Indemnifying Persons’ receipt of such written notice), to assume or participate in the defense thereof, (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing, or (iii) the parties to any such Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person (in which case, the Indemnifying Person shall not have the right to assume the defense of such Action on behalf of the Indemnified Person), in any of which events referred to in clauses (i), (ii) and (iii) the fees and expenses of one such separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person.

(d)           The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by all other participants to the Indemnified Person a release from all liability in respect of such Action or threatened Action.  In addition, the Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle or compromise any such Action or threatened Action or consent to the entry of any judgment which provides for injunctive or equitable relief with respect to any Indemnified Person.  Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any such Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise any Action or threatened Action without the written consent of the Indemnifying Person, such consent not to be unreasonably withheld.

(e)           If, after reasonable written notice of any such Action or threatened Action, the Indemnifying Person does not affirmatively undertake to defend the Indemnified Person, a recovery against the Indemnified Person for damages suffered by it in good faith provided, that, reasonable action has been taken by the Indemnified Person to defend any Action or threatened Action, is conclusive in its favor against the Indemnifying Persons; provided, however, that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of the action against the Indemnified Person.

Section 10.04.                                Survival.

The representations, warranties, covenants and agreements made by the Seller and the Stockholders in this Agreement, including the indemnification obligations of the Seller and the Stockholders set forth in this Article X, shall survive the Closing and shall continue in full force and effect (including any claims related to the Excluded Liabilities) without limitation after the Closing for a period of 18 months following the Closing Date, except that (a) claims related to fraud or willful misconduct shall survive until the expiration of 10 Business Days following the date on which the statute of limitations otherwise applicable to such claims has expired, (b) claims arising from the breach of the representations and warranties contained in Sections 4.07 (Taxes), 4.16 (Environmental Matters) and 4.19 (Employee Benefit Plans; ERISA) shall survive until the expiration of 10 Business Days following the date on which the statute of limitations otherwise applicable to claims relating to the subject matter of such representations has expired and (d) claims arising from the breach of the representations and warranties contained in Sections 4.01 (Organization and Good Standing), 4.02 (No Brokers), 4.03 (Execution and Effect of Agreement) and the breach of the representation in Section 4.13 that the Seller has good and marketable title to all of the Purchased Assets, shall survive indefinitely.  Claims with respect to matters described in clauses (a), (b), (c) and (d) of this Section 10.04 are sometimes collectively referred to as the “Special Matters.”

Section 10.05.                                Limitations.

The Seller and the Stockholders shall have no indemnification obligation under Section 10.01 until the aggregate amount of all indemnification claims, individually or in the aggregate, exceeds $350,000 (the “Deductible”), and in which case the Seller and the Stockholders shall be responsible for the amount of such claims in excess of the Deductible only.  The Seller and the Stockholders shall have no indemnification obligation under Section 10.01 for any amounts in excess of $12,250,000 (the “Cap”).  Notwithstanding the foregoing, the first two sentences of this Section 10.05 shall not be applicable to any claims arising with respect to any Special Matters, as to each of which the Seller and the Stockholders shall have liability for the entire amount of such claim up to the Cap; provided, however, that any claims arising under Section 10.1(b) or from any breach of the representations and warranties contained in Section 4.16 (Environmental Matters) shall be subject to the Deductible but shall not be subject to the Cap.  Upon final determination of an indemnification obligation, such indemnification obligation may first be satisfied from the Escrow Account in accordance with the Escrow Agreement.

Section 10.06.                                Remedies.

(a)           Each party hereto acknowledges that irreparable damage would result if this Agreement is not specifically enforced.  Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Purchased Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement relating to the Closing and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder.  Each party hereto agrees to waive any rights to require the other party hereto to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief under this Section 10.06.

(b)           Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.  All rights and remedies of any party described in this Agreement are cumulative of each other and of every right or remedy such party may otherwise have.

(c)           All disputes relating to matters after the Closing, including enforcement of the Escrow Agreement, shall first be attempted through discussions between the parties hereto with regard to any differences, disputes, or controversies which may arise in connection with this Agreement, which discussions shall not exceed 20 days.  The parties agree that any claim, dispute, or controversy remaining after the discussion required above shall be submitted by the parties to mediation in which each party selects a mediator with the two mediators selected by the parties to select a third mediator.  All mediation proceedings shall be confidential.  If the mediation is not successful, any party may pursue the remedies provided, and subject to the conditions of, in this Agreement.  Notwithstanding the foregoing, this Section 10.06(c) shall not preclude a party from seeking specific performance or other injunctive relief.

Section 10.07.                                Exclusive Rights.  The Buyer and the Seller acknowledge and agree that the provisions set forth in this Article X shall be the exclusive remedy with respect to the Buyer and the Seller with respect to the transactions contemplated by this Agreement.

ARTICLE XI.

TERMINATION

Section 11.01.                                Termination.

This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:

(a)           by mutual written consent of the Buyer and the Seller;

(b)           by the Seller, on the one hand, or by the Buyer, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by December 31, 2007, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date;

(c)           by the Seller, if: (i) there has been a material misrepresentation or breach by the Buyer of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Seller; (ii) the Buyer has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Seller; or (iii) any condition to the Seller’s obligations hereunder becomes incapable of fulfillment through no fault of the Seller or its Affiliates or Representatives and is not waived by the Seller;

(d)           by the Buyer, on the one hand, or the Seller, on the other hand, if there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any final, non-appealable Order enjoining the Buyer, on the one hand, or the Seller, on the other hand, from finally consummating the transactions contemplated by this Agreement is entered; or

(e)           by the Buyer, if: (i) there has been a material misrepresentation or breach by the Seller or the Stockholders of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Buyer; (ii) the Seller or the Stockholders have committed a material breach of any covenant imposed upon the Seller or the Stockholders, as applicable, hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Buyer; or (iii) any condition to the Buyer’s obligations hereunder becomes incapable of fulfillment through no fault of the Buyer or its Affiliates or Representatives and is not waived by the Buyer.

Section 11.02.                                Consequences of Termination.

In the event that this Agreement shall be terminated pursuant to this Article XI, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party (except that each party shall remain liable for any breach or default by such party of any representation, warranty, covenant or agreement contained herein, as to which all remedies shall remain available, including, but not limited to, the availability of specific performance or other injunctive relief and reasonable legal and audit costs and out of pocket expenses, it being acknowledged that if the Buyer terminates this Agreement due to any Schedules of the Seller being updated by the Seller for events arising between the date of this Agreement and the Closing Date or due to any notice given by the Seller pursuant to Section 6.06 prior to the Closing Date, the Seller shall have no Liability of any kind due to such termination); provided, however, that the confidentiality provisions contained in Section 12.02 and the expenses provision contained in Section 6.09 shall survive such termination.

ARTICLE XII.

GENERAL PROVISIONS

Section 12.01.                                Cooperation.

The Seller, the Stockholders and the Buyer shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out the transactions contemplated by this Agreement.

Section 12.02.                                Confidentiality.

(a)           The Buyer agrees to keep non-public information regarding the Seller confidential until the Closing Date and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Buyer’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Seller or any of its Representatives, and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.

(b)           The Seller and the Stockholders agree to keep non-public information regarding the Buyer, the Purchased Assets or the business related to the Purchased Assets, confidential and agrees that the Seller or the Stockholders, as applicable, will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to the Seller’s Representatives who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available, on a non-confidential basis, from a source other than the Buyer or any of its Representatives and (iii) to the extent disclosure is required by law, legal process, regulation or judicial order by any Governmental Authority.

(c)           Prior to any disclosure required by law, legal process, regulation or judicial order, the Buyer or the Seller, as the case may be, shall advise the other of such requirement so that it may seek a protective order.

(d)           The Seller and the Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of the Seller and/or the Buyer, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of the Seller’s and/or the Buyer’s respective businesses.  Each of the Seller and the Stockholders agrees that it will not disclose such confidential information to any Person for any purpose or reason whatsoever, except (i) to authorized Representatives of the Buyer who need to know information in connection with the transactions contemplated hereby and (ii) to counsel and other advisors, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (A) such information becomes known to the public generally through no fault of the Seller or the Stockholders, or (B) disclosure is required by law, legal process, regulation or judicial order, provided, that prior to disclosing any information pursuant to this clause (C), the Seller shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure.  In the event of a breach or threatened breach of the provisions of this Section, the Buyer shall be entitled to an injunction restraining the Seller and/or the Stockholders from disclosing, in whole or in part, such confidential information.  Nothing herein shall be construed as prohibiting the Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

(e)           Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in this Section, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by any equitable remedies, including, without limitation, injunctions and specific performance, and restraining orders without the necessity of proving actual damages or posting a bond or other security.

(f)           The obligations of the parties under this Section 12.02 shall survive the termination of, or Closing under, this Agreement for a period of three years.

(g)           Upon the Closing, any prior confidentiality or non-disclosure agreement between the parties with respect to the transactions contemplated by this Agreement will terminate.

Section 12.03.                                Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified only with the written consent of the Buyer, the Seller and the Stockholders and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.04.Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, executors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto, except that the Buyer may assign its rights hereunder to a direct or indirect wholly-owned subsidiary of the Buyer, so long as the Buyer remains liable for its obligations hereunder.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective legal representatives, successors, heirs, executors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 12.05.                                No Third Party Beneficiaries.

The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article X above concerning indemnification are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

Section 12.06.                                Choice of Law; Venue.

(a)           This Agreement shall be governed by and construed under and the rights of the parties determined in accordance with the laws of the State of Delaware (without reference to the choice of law provisions of the State of Delaware).

(b)           Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the laws of the State of Delaware.

(c)           To the extent that a party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations pursuant to this Agreement.

(d)           Each party hereby irrevocably submits to the jurisdiction of any federal or state court located in Denver County, Colorado and Greene County, Tennessee (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement.  Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

Section 12.07.                                Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 12.08.                                Notices.

Unless otherwise provided in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to the party to be notified or (b) the next Business Day after dispatch via nationally recognized overnight courier, all addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 Business Days’ advance written notice to the other parties.  Notices should be provided in accordance with this Section 12.07 at the following addresses:

If to the Buyer, to:                                                                            With a copy to:

Forward Air, Inc.                                                                            DLA Piper US LLP
430 Airport Road                                                                            6225 Smith Avenue
Greeneville, Tennessee 37745                                                      Baltimore, Maryland 21209
Attn:  Matthew J. Jewell, Esq.                                                     Attn:  Jason C. Harmon, Esq.

If to the Seller or the Stockholders, to:                                       With a copy to:

c/o Jim Bellig	Jacobs Chase Frick Kleinkopf & Kelley
985 Carriage Place Drive                                                                1050 17th Street, Suite 1500
Bettendorf, IA 52722                                                                      Denver, Colorado 80265
                       Attn:  Gary N. Meade, Esq.

Section 12.09.                                Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement.  In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

Section 12.10.                                Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

Section 12.11.                                Construction.

The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

Section 12.12.                                Titles and Subtitles.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 12.13.                                Time.

Time is of the essence with respect to this Agreement.

Section 12.14.                                Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

“BUYER”                                                                  FORWARD AIR, INC.

By:        /s/ Bruce A. Campbell
        Name:   Bruce A. Campbell
Title:     Chairman, President and CEO

“SELLER”                                                                  BLACK HAWK FREIGHT SERVICES, INC.

                                  By:         /s/ James Bellig
        Name:   James Bellig
                  Title:     President

“STOCKHOLDERS”                                                                         /s/ James Bellig
              James Bellig

                            /s/ Jeffry Snauwaert
             Jeffry Snauwaert

              /s/ Robert Larson
             Robert Larson

EXHIBIT A

DEFINITIONS

“Accounts Receivable” shall mean all of the Seller’s accounts, accounts receivable, notes and notes receivable, including all rights of the Seller to payment for services rendered that are payable to the Seller.

“Action” has the meaning specified in Section 10.04 of this Agreement.

“Affiliate” as to a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Assignment and Assumption Agreement” has the meaning specified in Section 3.02 of this Agreement.

“Assumed Contracts” has the meaning specified in Section 2.01 of this Agreement.

“Assumed Liabilities” has the meaning specified in Section 2.03 of this Agreement.

“Balance Sheet” shall mean the audited balance sheet of the Seller at December 31, 2006.

“Bill of Sale” has the meaning specified in Section 3.02 of this Agreement.

“Business” has the meaning specified in the Recitals to this Agreement.

“Business Day” shall mean any weekday on which commercial banks in New York City are open for business.  Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Indemnified Person” has the meaning specified in Section 10.01 of this Agreement.

“Cash and Cash Equivalents” has the meaning specified in Section 2.02 of this Agreement.

“Cap” has the meaning specified in Section 10.06 of this Agreement.

“CERCLA” has the meaning specified in the definition of Hazardous Materials.

“Claims” as defined in Section 4.16 of this Agreement.

“Closing” has the meaning specified in Section 3.01 of this Agreement.

“Closing Date” has the meaning specified in Section 3.01 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Confidential Information” has the meaning specified in Section 4.08 of this Agreement.

“Consents” has the meaning specified in Section 4.14 of this Agreement.

“Contracts” has the meaning specified in Section 2.01 of this Agreement.

“Debt Payoff Amount” has the meaning specified in Section 2.04 of this Agreement.

“Deductible” has the meaning specified in Section 10.06 of this Agreement.

“Employee Benefit Plan” shall have the meaning specified in Section 4.19 of this Agreement.

“Employment Agreement” has the meaning specified in Section 3.02 of this Agreement.

“Enforceability Exceptions” has the meaning specified in Section 4.03 of this Agreement.

“Environmental Laws” means all applicable federal, state, provincial, municipal, local or foreign laws, rules and regulations, bylaws, orders, decrees, judgments, permits, filings and licenses relating (i) to protection and clean-up of the environment, natural resources or human health activities or conditions related thereto, including those relating to the generation, handling, disposal, recycling, transportation or release of Hazardous Materials and (ii) to the heath or safety of employees in the workplace environment, all as amended from time to time, and shall also include any common law theory based on nuisance, trespass, negligence or other tortuous conduct.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall refer to any trade or business, whether or not incorporated, in a controlled group with or under common control of any Seller within the meaning of Section 414(b) or (c) of the Tax Code and, solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Tax Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Tax Code, within the meaning of Section 414(m) or (o) of the Tax Code.

“Escrow Account” has the meaning specified in Section 2.05 of this Agreement.

“Escrow Agent” shall mean Regions Bank, as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning specified in Section 2.06 of this Agreement.

“Escrow Amount” has the meaning specified in Section 2.06 of this Agreement.

“Excluded Liabilities” has the meaning specified in Section 2.03 of this Agreement.

“Financial Statements” shall mean (a) the unaudited financial statements of the Seller as of and for the year ended December 31, 2006, and (b) the unaudited financial statements of the Seller as of and for the ten months ended October 31, 2007.

“GAAP” means generally accepted accounting principles as applied to the Seller on a consistent basis throughout the periods covered thereby.

“Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise.

“Hazardous Materials” shall mean any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law and any other substance, material or waste (regardless of physical form or concentration) which is hazardous or toxic to living things or the environment, including without limitation hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA” or “Superfund”) and regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act, as amended.

“Indemnified Person” has the meaning specified in Section 10.04 of this Agreement.

“Indemnifying Person” has the meaning specified in Section 10.04 of this Agreement.

“Intellectual Property” has the meaning specified in Section 2.01 of this Agreement.

“knowledge of the Seller” means the actual knowledge of the Stockholders, including knowledge the Stockholders would have acquired after due inquiry of management-level employees of the Seller.

“Lease” has the meaning specified in Section 4.10 of this Agreement.

“Lease Agreement” has the meaning specified in Section 3.02 of this Agreement.

“Liability” means any direct or indirect indebtedness, liability, assessment, claim, demand, loss, damage, deficiency, obligation or responsibility, expense (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” means, with respect to any Purchased Asset, any lien (including mechanics, warehousemen, laborers and landlords liens), charge, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect right of first refusal, easement or conditional sale or other title retention agreement or other restriction or encumbrance of any kind in respect of or affecting such asset; provided, however, that Liens shall not include any Permitted Lien.

“Licensed Intellectual Property” has the meaning specified in Section 4.08 of this Agreement.

“Material Adverse Effect” means a materially adverse effect on the Seller’s business, condition (financial or other), properties or results of operations, taken as a whole, whether as a result of an act of God, fire, flood, accident, casualty, war, labor disturbance, legislation or other event, occurrence or non-occurrence, or the ability of the Seller to consummate the transactions contemplated by this Agreement, but shall not include a general business downturn that impacts the Seller (unless such downturn has a disproportionate impact on the Seller’s business).

“Material Business Deterioration” the cancellation, discontinuation or reduction of business with any Seller by customers (or the announcement of any intent to cancel, discontinue or reduce such business) that collectively represented in excess of $6,000,000 of the Seller’s revenue during the 12 months preceding the relevant date.

“Material Agreements” has the meaning specified in Section 4.12 of this Agreement.

“Moral Rights” means, collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right.”

“Names” has the meaning specified in Section 2.01 of this Agreement.

“Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.

“Permits” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Lien” shall mean, (a) Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due and payable (excluding any Lien arising under ERISA Section 4068) or which are set forth on Schedule 4.13 and being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) inchoate, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business; (c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following:  bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business.

“Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personnel” has the meaning specified in Section 4.08 of this Agreement.

“Pre-Closing Tax Period” has the meaning specified in Section 4.07 of this Agreement.

“Proceeding” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Property and Equipment” has the meaning specified in Section 2.01 of this Agreement.

“Purchased Assets” has the meaning specified in Section 2.01 of this Agreement.

“Purchase Price” has the meaning specified in Section 2.04 of this Agreement.

“Records” has the meaning specified in Section 2.01 of this Agreement.

“Representative” as to a specified Person shall mean any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Indemnified Person” has the meaning specified in Section 10.02 of this Agreement.

“Site” has the meaning set forth in Section 4.16 of this Agreement.

“Straddle Period” has the meaning set forth in Section 4.07 of this Agreement.

"Stockholders" has the meaning specified in the first paragraph of this Agreement.

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, minimum, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Code” shall mean the Internal Revenue Code of 1986, as amended.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.